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                                                                    EXHIBIT 23.1



                        Independent Accountants' Consent



The Board of Directors
Stillwater Mining Company:

We consent to the incorporation by reference in the registration statement on Form S-8 of Stillwater Mining Company of our report dated January 18, 2001, except for paragraphs four through seven of footnote 6, for which the date is February 23, 2001, with respect to the consolidated balance sheets of Stillwater Mining Company as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the years then ended, incorporated herein by reference.




/s/ KPMG LLP

Billings, Montana
January 4, 2002